Exhibit (10)(iii)(A)(5)
PRIVATE

IMPERIAL OIL LIMITED	2003
EARNINGS BONUS UNIT AWARD

Name of Grantee:	Grant Date: Nov. 20, 2003
Number of IEBUs:	IEBU No:
Maximum Settlement Value per IEBU: $3.00	Empl. No:
Maximum Settlement Value of Award:

This IMPERIAL EARNINGS BONUS UNIT (IEBU) AWARD is granted by Imperial Oil Limited (the “Company”) effective November 20, 2003, (the “Grant Date”). This Award is subject to the provisions herein stated and the Imperial Oil Limited Earnings Bonus Unit Plan (the “Plan”) and is granted on the conditions that Grantee accepts such provisions. The Grant Instrument incorporates by reference the provisions of the Plan, as it may be amended from time to time, including without limitation the definitions of terms used in this Grant Instrument and defined in the Plan.

1.	AWARD

This incentive is provided by the grant of Imperial Oil Limited Earnings Bonus Units (“IEBUs”), which gives the Grantee the right, subject to the terms and conditions herein, to receive a cash payment from the Company equal to the Maximum Settlement Value per IEBU, when the cumulative basic net earnings per common share of the Company reach at least the Maximum Settlement Value per IEBU prior to the fifth anniversary of the Grant Date, or equal to the cumulative basic net earnings per common share ending on the last full quarter that precedes the fifth anniversary of the Grant Date if the cumulative basic net earnings per common share do not reach the Maximum Settlement Value per IEBU.

2.	SETTLEMENT DATE AND DEFERRED PAYMENTS

The Settlement Date of these IEBUs shall be the earlier of the fifth anniversary of the Grant Date, or the date of publication of the Company’s quarterly earnings statements which bring the cumulative basic net earnings per common share as initially published commencing with the first full quarter following the Grant Date to an amount at least equal to the Maximum Settlement Value per IEBU specified above; provided, however, in the discretion of the Company, payment may be deferred as specified by the Grantee based on options for such deferral provided to the Grantee by the Company.

3.	ASSIGNMENT

No right created by the granting of an IEBU can be pledged in any circumstance, nor can it be assigned except in the case of death. Any attempt to pledge or assign may, in the discretion of the Company, result in forfeiture of the rights created herein.

IMPERIAL OIL LIMITED

Chairman, President and Chief Executive Officer